Exhibit 99.1

For Immediate Release	Contact Information
Friday, May 4, 2007	Investors: Roberto R. Thomae
(210) 496-5300 ext. 214, bthomae@txco.com
Media: Paul Hart
(210) 496-5300 ext. 264, pdhart@txco.com

The Exploration Company Reports First-Quarter Results,
Provides Operations Update

SAN ANTONIO - March 12, 2007 - The Exploration Company (Nasdaq:TXCO) today reported financial results for the quarter ended March 31, 2007, and provided an update of current operations.

First-Quarter Results
TXCO recorded a quarterly net loss of $1.9 million, equal to $0.06 per share, compared with net income of $1.3 million, or $0.04 per share, for the year-earlier quarter. All per-share amounts are on a diluted basis. Total revenues were $11.2 million, compared with $16.0 million in the first quarter of 2006.

The Company's oil and gas revenues, $8.7 million, were below the $10.5 million reported in the year-earlier period due to $1.2 million in losses on derivatives designated as cash flow hedges, $1.1 million of which were non-cash in this period. Decreased oil and gas sales were also attributable to lower commodity prices received in the quarter and to essentially flat equivalent production on a quarter-over-quarter basis. As previously announced, oil sales volumes were adversely impacted by several factors, including unscheduled repairs that closed a third-party oil pipeline serving the Maverick Basin region, fourth-quarter 2006 drilling technique issues, and a seasonal drilling slowdown. TXCO's primary crude purchaser has added additional trucking capacity to partially offset the impact of the temporary pipeline closure.

For the 2007 quarter, the average sales price received for crude oil was $54.98 per barrel and $7.26 per thousand cubic feet (mcf) for natural gas. This compares to $58.94 per barrel and $8.06/mcf, respectively, in the 2006 quarter.

TXCO closed its acquisition of Output Exploration LLC on April 2, effectively doubling its proved reserves and increasing its sales volumes by more than 60 percent. Financial impact of the acquisition is not reflected in the first quarter and will be reflected in second-quarter 2007 earnings and operating results.

Operations Update
TXCO currently has six rigs operating in its core, Maverick Basin operations area. Four target the Glen Rose Porosity oil play, one a Glen Rose shoal for gas and one is drilling a San Miguel/Olmos prospect. At the end of April, TXCO had spudded or re-entered 25 Texas wells this year, including 15 wells begun during the first quarter. Seven of these wells are now on production, nine are completed and awaiting hook-up, two are to be re-completed, six are drilling and one was plugged and abandoned.

-- More --

Eleven Glen Rose Porosity wells have been spudded or re-entered this year. Five have been placed on production, two are in completion and four are drilling currently.

Porosity oil sales in the first quarter were 123,298 barrels, or 1,370 barrels of oil per day (bopd), a 16 percent increase from first-quarter 2006 but lower than in fourth-quarter 2006. Daily Porosity oil production for April increased to more than 2,100 bopd as new wells came on and as additional trucking capacity was added to offset constraints stemming from the temporary third-party pipeline curtailment mentioned above.

Recent Glen Rose wells include the Cage 1-28H (100 percent working interest), a Porosity well that went on production in mid April averaging 675 bopd and no water on a 12/64-inch choke with 650 pounds per square inch (psi) flowing tubing pressure. The Chittim 2-127 (47% WI), producing from the Glen Rose Shoal, tested at a rate of 1.1 million cubic feet of gas per day (mmcfd) on a 48/64-inch choke with 150 psi flowing tubing pressure. The well was placed on production in late April.

The Cage-West B 437 Unit 4-37H (100% WI), one of six horizontal Porosity wells TXCO drilled in late 2006 with laterals parallel to the formation's fracture system, was re-entered and re-completed with a conventional lateral perpendicular to the fracture pattern. The well was placed back on production in April and late in the month averaged 100 bopd and 332 barrels of water per day with 250 psi flowing tubing pressure on a 14/64-inch choke. TXCO plans to re-enter the remaining five wells this year.

TXCO's two-well San Miguel tar sands pilot project (50% WI) continues to evaluate the commercial potential of the large resource play, using a cyclic steam stimulation process. The pilot's first well is now in its second production phase while the second well has started its second steam-injection phase. Oil produced from the wells has been shipped to laboratories for analysis and pricing. TXCO plans to drill a new, 32-well production-size pilot with 21 of the wells in the project to be drilled this year and the remaining 11 wells to be drilled in early 2008.

Meanwhile, the Company has begun a separate pilot project (100% WI) to test the feasibility of producing 10-14° API gravity heavy oil from a separate shallow San Miguel zone using a series of horizontal well bores to heat the formation. The first phase of the project includes two horizontal wells and five vertical temperature monitoring wells, which will be converted to producing wells as the reservoir is heated.

Operations are ongoing on former Output Exploration properties in Texas and Oklahoma. TXCO currently is assimilating new staff, CAPEX budget and related operations. The Company currently expects to drill more than 30 wells this year on prospects acquired through Output.

Management's Perspective
"I'm pleased to see a run-up in activity in recent weeks as we move ahead with our record drilling program that we outlined for 2007," said Chairman, President and CEO James E. Sigmon. "Furthermore, we expect to see a jump in drilling activity in the current quarter following the closing of our Output Exploration acquisition on April 2. As we have noted before, the Output acquisition doubled TXCO's proved reserves, increased our daily production by approximately two-thirds, and offers us many new drilling prospects. Our first quarter results do not include any production increase from the Output acquisition.

-- More --

"The first quarter is typically TXCO's slowest operating period each year. But with current trends, we remain confident that TXCO's proved reserves and production will continue to increase as we move ahead with a $85-90 million capital budget that calls for more than 100 new wells and re-entries in 2007."

Conference Call and Annual Meeting
TXCO will hold a conference call, scheduled for 11 a.m. EDT (10 a.m. CDT) today to further discuss its financial results and operations. The call will be broadcast live over the Internet at http://www.txco.com/concall.html. Or by telephone, call (877) 387-9209 in the U.S./Canada) or (706) 643-3820 for international callers. Passcode is 5957390.

A replay will be available through Sunday, May 6, 2007, at (800) 642-1687 (U.S./Canada) and (706) 645-9291 (International) with passcode 5957390, and for 30 days at http://www.txco.com/concall.html.

TXCO has scheduled its 2007 shareholders meeting for 10 a.m. CDT Friday, May 11, at the San Antonio Petroleum Club. All shareholders are invited to attend.

About The Exploration Company
TXCO is an independent oil and gas enterprise with interests in the Maverick Basin, the onshore Gulf Coast region, the Marfa Basin of Texas and the Midcontinent region of western Oklahoma. It has a consistent record of long-term growth in its proved oil and gas reserves, leasehold acreage position, production and cash flow through its established exploration and development programs. TXCO's business strategy is to build shareholder value by acquiring undeveloped mineral interests and internally developing a multi-year drilling inventory through the use of advanced technologies, such as 3-D seismic and horizontal drilling. It accounts for its oil and gas operations under the successful efforts method of accounting and trades its common stock on Nasdaq's Global Select Market under the symbol "TXCO."

Forward-Looking Statements
Statements in this press release that are not historical, including statements regarding TXCO's or management's intentions, hopes, beliefs, expectations, representations, projections, estimations, plans or predictions of the future, are forward-looking statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements include those relating to oil and gas prices, capital expenditures, production levels, drilling plans, including the timing, number and cost of wells to be drilled, projects and expected response, and establishment of reserves. It is important to note that actual results may differ materially from the results predicted in any such forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainty, including without limitation, the costs of exploring and developing new oil and natural gas reserves, the price for which such reserves can be sold, environmental concerns affecting the drilling of oil and natural gas wells, as well as general market conditions, competition and pricing. More information about potential factors that could affect the company's operating and financial results is included in TXCO's annual report on Form 10-K for the year ended Dec. 31, 2006. This and all previously filed documents are on file at the Securities and Exchange Commission and can be viewed on TXCO's Web site at www.txco.com. Copies are available without charge, upon request from the Company.

(Financial Information and Selected Operational Tables Follow)

THE EXPLORATION COMPANY
Condensed Consolidated Balance Sheets
(Unaudited)
($ in thousands)	March 31, 2007	December 31, 2006
Assets

Current Assets
Cash and equivalents	$3,668	$3,882
Accounts receivable, net	9,725	9,132
Federal income tax receivable	9,734	4,468
Prepaid expenses and other	3,297	887
Total Current Assets	26,424	18,369

Property and Equipment, net - successful efforts method of accounting for oil and gas properties	136,876	119,574

Other Assets
Deferred tax asset	513	5,310
Other assets	2,539	548
Total Other Assets	3,052	5,858

Total Assets	$166,352	$$143,801

THE EXPLORATION COMPANY
Condensed Consolidated Balance Sheets
(Unaudited)
($ in thousands)	March 31, 2007	December 31, 2006
Liabilities and Stockholders' Equity

Current Liabilities
Accounts payable, trade	$10,611	$7,969
Undistributed revenue	429	1,035
Notes payable	262	267
Derivative settlements payable	52	70
Accrued derivative obligation - short-term	125	321
Other payables and accrued liabilities	6,017	6,433
Total Current Liabilities	17,496	16,095

Long-Term Liabilities
Long-term debt	22,851	2,351
Asset retirement obligation	3,111	1,703
Total Long-Term Liabilities	25,962	4,054

Stockholders' Equity
Preferred stock, Series A & Series B; authorized 10,000,000 shares; issued and outstanding -0- shares	-	-
Common stock, par value $.01 per share; authorized 50,000,000 shares; issued 33,389,031 and 33,290,698 shares, outstanding 33,270,612 and 33,190,898 shares	334	333
Additional paid-in capital	122,618	122,108
Retained earnings	726	2,619
Accumulated other comprehensive loss, net of tax	(319)	(1,162)
Less treasury stock, at cost, 118,419 and 99,800 shares	(465)	(246)
Total Stockholders' Equity	122,894	123,652

Total Liabilities and Stockholders' Equity	$166,352	$143,801

THE EXPLORATION COMPANY
Condensed Consolidated Statements Of Operations
(Unaudited)
	Three Months Ended	Three Months Ended
(in thousands, except earnings per share data)	March 31, 2007	March 31, 2006
Revenues
Oil and gas sales	$8,725	$10,469
Gas gathering operations	2,494	5,540
Other operating income	1	14
Total Revenues	11,220	16,023
Costs and Expenses
Lease operations	2,660	1,643
Production taxes	494	512
Exploration expenses	375	444
Impairment and abandonments	686	476
Gas gathering operations	2,881	5,751
Depreciation, depletion and amortization	4,916	2,726
General and administrative	1,804	1,672
Total Costs and Expenses	13,816	13,224
(Loss) Income from Operations	(2,596)	2,799
Other Income (Expense)
Derivative mark-to-market loss	-	(6)
Derivative settlements loss	-	(633)
Interest expense	(277)	(87)
Interest income	26	38
Loan fee amortization	(10)	(73)
Total Other Income (Expense)	(261)	(761)

(Loss) income before income taxes	(2,857)	2,038
Income tax (benefit) expense - current	(5,266)
- deferred	4,301	763

Net (Loss) Income	$(1,892)	$1,275

(Loss) Earnings Per Share
Basic (loss) earnings per share	$(0.06)	$0.04
Diluted (loss) earnings per share	$(0.06)	$0.04

THE EXPLORATION COMPANY
Condensed Consolidated Statements Of Cash Flows

(Unaudited)

	Three Months Ended	Three Months Ended
(in thousands, except earnings per share data)	March 31, 2007	March 31, 2006
Operating Activities
Net (loss) income	$(1,892)	$1,275
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	4,926	2,726
Impairment, abandonments and dry hole costs	965	476
Deferred tax expense	4,301
Non-cash stock compensation expense	226	252
Non-cash derivative mark-to-market loss	-	6
Non-cash change in components of other comprehensive income	1,143	-
Changes in operating assets and liabilities:
Receivables	(594)	1,771
Prepaid expenses and other	(4,410)	(320)
Accounts payable and accrued expenses	1,615	(4,485)
Current income taxes (receivable) payable	(5,280)	(2,104)
Net cash provided (used) by operating activities	1,000	(403)
Investing Activities
Development and purchases of oil and gas properties	(20,950)	(9,776)
Purchase of other equipment	(825)	(4,055)
Proceeds from sale of assets	-	3
Net cash used by investing activities	(21,775)	(13,828)
Financing Activities
Proceeds from issuance of common stock, net of expenses	284	382
Purchase of treasury shares	(219)	-
Proceeds from bank credit facility	20,500	9,300
Proceeds from installment and other obligations	119	-
Payments on installment and other obligations	(123)	(102)
Net cash provided (used) by financing activities	20,561	9,580

Change in Cash and Equivalents	(214)	(4,651)
Cash and equivalents at beginning of period	3,882	6,083
Cash and Equivalents at End of Period	$3,668	$1,432

THE EXPLORATION COMPANY SELECTED OPERATING DATA

	Three Months Ended
($'s in thousands, except average prices)	Mar. 31, 2007	Mar. 31, 2006

Net cash provided (used) in operating activities	$1,000	$(403)

Ebitdax *	4,750	6,698

Ebitda *	4,375	6,254

Debt to asset ratio	13.9%	8.3%

Sales

Oil:
Sales, in mBbl	151	138
Average realized sales price per barrel, excluding hedging impact	$54.98	$58.94

Natural Gas:
Sales, in mmcf	221	293
Average realized sales price per mcf, excluding hedging impact	$7.26	$8.06

Equivalent Basis:
Sales in mBOE	188	186
Average realized sales price per BOE, excluding hedging impact	$52.74	$56.17

Sales in mmcfe	1,130	1,118
Average realized sales price per mcfe, excluding hedging impact	$8.79	$9.36

Other Operating Data
Total lifting costs	$3,154	$2,155
Total lifting costs per BOE	$16.75	$11.56
Total lifting costs per mcfe	$2.79	$1.93

Sales volume - oil properties - mBbl	149	136
Oil prop. lifting costs-oil (Incl Prod & Sev Tax)	$2,516	$1,642
Oil prop. lifting costs per barrel	$16.90	$12.08

Glen Rose Porosity sales volume - mBbl	123	107
Glen Rose Porosity lifting costs per barrel	$12.57	$7.07

Sales volume - gas properties - mmcf	209	268
Gas prop. lifting costs-gas (Incl Prod & Sev Tax)	$606	$512
Gas prop. lifting costs per mcf	$2.90	$1.91

Total depletion cost per BOE	$25.62	$14.39
Total depletion cost per mcfe	$4.27	$2.40

* Please see TXCO's Web site at www.txco.com for a reconciliation of these non-GAAP financial measures.